Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File Nos. 333-255429, 333-252973 and 333-251311) of GT Biopharma, Inc. of our report dated March 28, 2022 relating to the consolidated financial statements of GT Biopharma, Inc. as of December 31, 2021 and 2020, and for the year then ended which appears in this Form 10-K.

Weinberg & Company, P.A.

Los Angeles, California

March 28, 2022